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                                                                     EXHIBIT 5.1

                                  February 13, 1997



Acres Gaming Incorporated
815 N.W. Ninth Street
Corvallis, Oregon  97330

    RE: 40,000 SHARES OF COMMON STOCK ($.01 PAR VALUE) OF ACRES GAMING INCORPORATED (THE "COMPANY")

Ladies and Gentlemen:

    We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to 40,000 shares of Common Stock, $.01 par value (the "Common Stock"), which may be sold from time to time by certain selling shareholders (the "Selling Shareholders"). We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.

    Based upon and subject to the foregoing, we are of the opinion that the Shares have been validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act. This opinion has been prepared solely for your use in connection with the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor be relied upon by, nor be filed with or furnished to any governmental agency or other person or entity, except as otherwise provided in this paragraph, without the written consent of the firm.

                             Very truly yours



                             PERKINS COIE